Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                     (425) 771-5299
                      www.FSBWA.com

1st Security Bank Completes its Previously Announced Acquisition of Seven Branch Locations in Washington and Oregon

Mountlake Terrace, WA – February 27, 2023 – FS Bancorp, Inc. (NASDAQ:FSBW), the holding company for 1st Security Bank of Washington (“1st Security Bank”), announced today that 1st Security Bank has completed the previously announced purchase and assumption of seven branch locations, two in Washington and five in Oregon, from Columbia State Bank, a subsidiary of Columbia Banking System, Inc. In connection with the purchase, 1st Security Bank assumed approximately $431 million in deposit liabilities and acquired approximately $67 million in loans.

“We are excited to welcome our new customers, employees and communities to 1st Security Bank,” said Joe Adams, Chief Executive Officer of FS Bancorp, Inc. and 1st Security Bank. “The completion of this transaction serves to expand our retail footprint into Oregon and further expands our Washington operations, while providing us with a great opportunity to extend our unique brand of community banking into those communities.”

FS Bancorp was advised by Raymond James & Associates, Inc., and Breyer & Associates PC served as legal counsel in connection with the transaction.

About 1st Security Bank
1st Security Bank, member FDIC and Equal Housing Lender, provides loan and deposit services to customers at its twenty branches, and mortgage services at each branch as well as lending offices in the greater Puget Sound area, Vancouver, and the Tri-Cities. FS Bancorp, Inc., a Washington corporation, (NASDAQ: FSBW) is the holding company for the Bank. The Bank was rated the number one Community Bank nationally in Bank Director’s 2022 “Ranking Banking” study, as well as the #1 Leadership Team of all banks studied nationally. 1st Security Bank is the top bank in its category in the Puget Sound Business Journals “Washington’s Best Workplaces” from 2015-2022 and named one of American Banker’s "Best Banks to Work For" from 2017-2021. For more information visit 1st Security Bank’s website at www.fsbwa.com.

Note Regarding Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate", "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that FS Bancorp expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of FS Bancorp, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.